UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2017 (April 18, 2017)

QUEST SOLUTION, INC.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

860 Conger Street, Eugene, OR 97402

(Address of Principal Executive Offices) (Zip Code)

(714) 899-4800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2017, Mr. William Austin Lewis resigned from the Board of Directors (the “Board”) of the Company for personal reasons, which the Board accepted on April 18, 2017. There was no disagreement or dispute between Mr. Lewis and the Company which led to his Resignation.

On the same day, the Board appointed Messrs. Andrew J. MacMillan, Neev Nissenson and Yaron Shalem as the directors of the Company, effective immediately.

Mr. MacMillan is a corporate communications professional with 20 years of corporate communications experience in the global securities industry, plus 18 years of direct investment banking and related experience. He was a director of NTS, Inc. since December 20, 2012 and since December 27, 2012 served as the Chairman of its Nominating and Corporate Governance Committee until NTS’ sale to a private equity firm in June 2014. Since 2010, Mr. MacMillan has served as an independent management consultant providing marketing and communications advisory to clients. Prior to that from 2007 until 2010, Mr. MacMillan served as Director, Global Communications & Marketing of AXA Rosenberg, a leading equity asset management firm. Prior to that, Mr. MacMillan served in a variety of corporate communication roles including Senior Vice President of Corporate Communications & Government Affairs at Ameriprise Financial, Head of Corporate Communications (Americas) at Barclays Capital, Senior Vice President of Corporate Communications of The Nasdaq Stock Market and Director of Corporate Communications at Credit Suisse First Boston. Mr. MacMillan previously served as an investment banker, acquisition officer, and consultant directly involved with capital raising, acquisitions, and financial feasibility studies. Mr. MacMillan holds a BS in Industrial Engineering from the University of Iowa and a Masters in Business Administration from Harvard. Mr. MacMillan’s corporate communications and investment banking expertise qualify him to serve as a director.

Mr. Neev Nissenson is an experienced entrepreneur and financial officer. In 2015, Mr. Nissenson founded Hotwine, Inc., a California based wine startup company, and has been serving as its Chief Executive Officer since then. Since August 2016, Mr. Nissenson has been serving as the Chief Financial Officer of Hypnocore, Ltd., an Israeli based startup company that develops mobile applications for sleep monitoring and therapy. During 2011 to 2015, Mr. Nissenson was the Chief Financial Officer of GMW, Inc., a high-end wine retailer from Napa, California. Before that, Mr. Nissenson served as the Vice President from 2006 to 2011 and the Chief Financial Officer from 2009 to 2011 at Phoenix International Ventures, Inc., an aerospace defense company. Mr. Nissenson was also a member of the Municipal Committee for Business from 2004 to 2007 and a member of Municipal Committee for Street Naming from 2005 to 2007 in the City of Herzliya, Israel. He is also an armored platoon commander in the Israeli Defense Forces (Reserve) Armored Corps with a rank of Captain. Mr. Nissenson graduated from Tel Aviv University in 2005 with a B.A. majoring in General History and Political Science. In 2007, he graduated from the Hebrew University with an Executive Master’s degree in Business Administration specializing in Integrative Management. Mr. Nissenson’s financial and business management expertise qualify him to serve as a director.

Mr. Yaron Shalem has extensive experience in financial and business management. Mr. Shalem has served as the Chief Financial Officer at Singulariteam VC since April 2014. He also worked as the Chief Financial Officer at Mobli Media Inc. from January 2014 to December 2016. Mr. Shalem’s experience also includes serving as the Chief Financial Officer of TAT Technologies Ltd., a NASDAQ listing company, from April 2008 to December 2013. Mr. Shalem is a CPA in Israel. He received his B.A. in Economy & Accounting from Tel Aviv University in 1999 and an MBA degree from Bar-Ilan University 2004. Mr. Shalem’s financial and business management expertise qualify him to serve as a director.

Messrs. Andrew J. MacMillan, Neev Nissenson and Yaron Shalem will each receive an annual compensation of $12,000 for serving on the Board. None of them has a family relationship with any of the current officers or directors of the Company. Other than the annual compensation disclosed above, there are no arrangements or understandings among Messrs. MacMillan, Nissenson and Shalem and any other person pursuant to which Messrs. MacMillan, Nissenson and Shalem were appointed to serve as the directors of the Company. There is no currently proposed transaction, and since the beginning of fiscal year 2017 there has not been any transaction, involving the Company and Messrs. MacMillan, Nissenson or Shalem which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

As a result of these actions, the Company’s Board currently consists of Thomas O. Miller, Shai S. Lustgarten, Andrew J. MacMillan, Neev Nissenson and Yaron Shalem.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2017

QUEST SOLUTION, INC.

By:	/s/ Shai S. Lustgarten
Shai S. Lustgarten
Director, President and CEO